Exhibit 3.872

FILED
IN THE OFFICE OF THE CORPORATION
COMMISSIONER OF THE STATE OF OREGON

DEC. 31 1964
FRANK J. HEALY
CORPORATION COMMISSIONER
ARTICLES OF INCORPORATION
OF
ROSSMAN SANITARY SERVICE, INC.
     KNOW ALL MEN BY THESE PRESENTS, that we, JOHN M. MORGENTHALER, L. EUGENE CRAMPTON and RONALD P. HOXIE, have this day associated ourselves for the purpose of forming a corporation under and by virtue of the laws of the State of Oregon for the formation of private corporations.
ARTICLE I.
     The name of this corporation shall be ROSSMAN SANITARY SERVICE, INC., and its duration shall be perpetual.
ARTICLE II
     The enterprise, business, pursuit and occupation in which this corporation proposes to engage is as follows:
     To engage in the business of collection and disposal of garbage.
     This corporation assumes unto itself and shall possess the rights, powers, privileges and franchises granted and conferred, or that may hereafter be granted and conferred, to like corporations under the laws of the State of Oregon, and shall have in addition to all other substantive powers which it may otherwise have, the specific powers set forth in ORS 57.030.
ARTICLE III
     The amount of the total authorized capital stock of this corporation shall be one thousand (1000) shares with no par value. One Thousand ($1,000.00) Dollars of said stock shall be subscribed for and paid in before the corporation shall commence business.
ARTICLE IV.
     The place where this corporation is to have its initial registered office is Route #1, Box 142, West Linn, Oregon, in the County of Clackamas. The name of its initial registered agent at such address is Arthur Rossman.
ARTICLE V.
     The number of directors constituting the original board of directors of the corporation is three.
ARTICLE VI.
     The names and addresses of each of the incorporators hereof, and also directors hereof, being all natural persons of the age of twenty-one years or more, are as follows:
John M. Morgenthaler
5335 S. W. Madrona
Lake Grove, Oregon
L. Eugene Crampton
397 N. State Street
Lake Oswego, Oregon
Ronald P. Hoxie
397 N. State Street
Lake Oswego, Oregon
     IN WITNESS WHEREOF, we, the undersigned, have hereunto set our hands and seals in triplicate this 18 day of December 1964.

/s/ John M. Morgenthaler	(SEAL)

/s/ L. Eugene Crampton	(SEAL)

/s/ Ronald P. Hoxie	(SEAL)

STATE OF OREGON	)
) SS.
County of Clackamas	)
     I, Linda C. Wheelon, a Notary Public for Oregon, hereby certify that on the 18th day of December, 1964, personally appeared before me John M. Morgenthaler, L. Eugene Crampton and Ronald P. Hoxie, who being by me first duly sworn, severally declared that they are the persons who signed the foregoing document as incorporators, and that the statements therein contained are true.

/s/ Linda C. Wheelon
Notary Public for Oregon

My Commission expires April 19, 1968